UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________________________

SCHEDULE 14A
_________________________________

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

(Check the appropriate box):
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

ALLIED GAMING & ENTERTAINMENT, INC.
(Name of Registrant as Specified In Its Charter)

______________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Allied Gaming & Entertainment Responds to Lawsuit from Dissident Stockholder

New York, NY (November 14, 2024) – Allied Gaming & Entertainment, Inc. (NASDAQ: AGAE) (the “Company” or “AGAE”), a global experiential entertainment company, was alerted earlier this week of a derivative lawsuit filed by Knighted Pastures, LLC (“Knighted”), against the Company’s directors and certain third parties alleging breach of fiduciary duty in connection with approving the recent strategic investment with Yellow River. AGAE’s directors believe the lawsuit is without merit and plan to vigorously defend against the allegations within it. AGAE issued the following statement:

•
This lawsuit is yet another attempt by Knighted and its Managing Partner, Roy Choi, to continue their scheme to gain control of the Company at a discounted price below the Company’s cash value to further their own short-term interests while destroying long-term value for all stockholders of AGAE. Despite our clear progress advancing upon AGAE’s strategic initiatives, Knighted continues to file frivolous lawsuits, which have only resulted in the waste of stockholder money and diversion of the Board and Management’s time.

•
Knighted and Mr. Choi’s actions have clearly demonstrated that they are solely interested in benefitting themselves at the expense of all stockholders. They have not articulated any business plan for AGAE and we believe that if they were able to gain control of the Company, they would further destroy stockholder value through poor investments before ultimately liquidating the Company in order to return cash to themselves. The Board and Management will defend these meritless allegations while remaining focused on maximizing stockholder value for all by executing its previously announced business strategies.

In light of Knighted’s statement regarding the litigation, it is important to highlight certain facts relevant to these issues:

•	Seven of the eight members of Allied Gaming & Entertainment’s Board of Directors are independent directors.
•
The Company’s independent Board of Directors vetted and assessed the Yellow River transaction thoroughly and deliberately,  received input and advice from a financial advisor, and believed in their respective business judgment that the transaction was in the best interest of the Company and its shareholders, and the Company’s Board overwhelmingly voted to approve the transaction.

In addition, for years the Board has attempted in good faith to engage constructively with Knighted and Mr. Choi without success, including in October 2024 offering Knighted a board seat which would provide Knighted with the opportunity to participate in the decision making process of AGAE’s business operations. If Knighted were to accept our offer for a Board seat, it would be similarly situated to our other two large shareholders who each have a board seat.  Instead, Knighted demanded that we surrender four out of seven Board seats and therefore cede control of the Company for its own benefit.  AGAE urges all stockholders to see through these ploys by Knighted and Mr. Choi and continue to support the Management and the Board’s actions to advance the interest of all shareholders.

About Allied Gaming & Entertainment
Allied Gaming & Entertainment Inc. (Nasdaq: AGAE) is a global experiential entertainment company focused on providing a growing world of gamers and concertgoers with unique experiences through renowned assets, products and services. For more information, visit alliedgaming.gg.

Forward Looking Statements
This communication contains certain forward-looking statements under federal securities laws. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “intend” or “continue,” the negative of such terms, or other comparable terminology. These statements are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our control, that could cause actual results or outcomes to differ materially from those discussed in these forward-looking statements. The inclusion of such information should not be regarded as a representation by the Company, or any person, that the objectives of the Company will be achieved.

Important Information Regarding the 2024 Annual Meeting and Where to Find It
The Company has filed a preliminary proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for its 2024 Annual Meeting of Stockholders. THE COMPANY’S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by the Company with the SEC without charge from the SEC’s website at www.sec.gov.

Certain Information Regarding Participants
The Company, its directors and certain of its executive officers and employees may be deemed to be participants in connection with the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the 2024 Annual Meeting of Stockholders. Information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company is included in the preliminary proxy statement filed on November 12, 2024, which can be found through the SEC’s website at https://www.sec.gov/Archives/edgar/data/1708341/000114036124045943/ny20037580x2_prer14a.htm. To the extent that there are changes to the direct or indirect interests of the Company’s securities by directors and executive officers, they will be set forth in SEC filings on Statements of Beneficial Ownership on Forms 3, 4 and 5. More detailed and updated information regarding the identity of these potential participants, and their direct or indirect interests in the Company, by security holdings or otherwise, will be set forth in the proxy statement for the 2024 Annual Meeting of Stockholders and other materials to be filed with the SEC.

Investor Contact:
Addo Investor Relations
ir@alliedgaming.gg